EXHIBIT 99.1
                                                      FORM 8-K


                               PRESS RELEASE

                        BUCYRUS INTERNATIONAL, INC.
                              (NASDAQ:  BCYR)
                           FOR IMMEDIATE RELEASE

                 HIGHLIGHTS OF SECOND QUARTER 1997 RESULTS


   South Milwaukee, Wisconsin, July 11, 1997... Bucyrus International, Inc. today reported highlights of its results for the quarter and six months ended June 30, 1997.

   The Company's net sales for the quarters ended June 30, 1997 and 1996 were $83.9 million and $69.4 million, respectively, and for the six months ended June 30, 1997 and 1996 were $143.8 million and $130.8 million, respectively.

   Net income for the quarter and six months ended June 30, 1997 was $2.5 million or $.24 per share and $3.4 million or $.33 per share, respectively, compared with net income for the quarter and six months ended June 30, 1996 of $.6 million or $.06 per share and $.9 million or $.09 per share, respectively.

   Adjusted EBITDA for the quarters ended June 30, 1997 and 1996 were $7.8 million and $5.0 million, respectively, and for the six months ended June 30, 1997 and 1996 were $12.9 million and $9.3 million, respectively.

   Backlog at June 30, 1997 was $215.8 million compared with backlog of $158.7 million at December 31, 1996 and $184.1 million at June 30, 1996.

   Willard R. Hildebrand, President and Chief Executive Officer, said "We are very encouraged with the continued improvement of our quarterly financial results which confirm the positive effects of our various management programs to strengthen the Company for the long term."

   Bucyrus International, Inc. is a leading manufacturer of surface mining equipment.

Contact: Daniel J. Smoke, Vice President and Chief Financial Officer, 414-768-5371, or Craig R. Mackus, Secretary and Controller, 414-768-4267.

                        BUCYRUS INTERNATIONAL, INC.
                     SUMMARY OF CONSOLIDATED EARNINGS
                  (In Thousands Except Per Share Amounts)

                       Quarter Ended June 30,  Six Months Ended June 30,
                          1997        1996         1997        1996

Revenues:
  Net sales            $   83,876   $   69,364  $  143,762   $  130,820
  Other income                351          248         615          464
                       __________   __________  __________   __________
                           84,227       69,612     144,377      131,284
                       __________   __________  __________   __________
Costs and Expenses:
  Cost of products
    sold                   68,256       57,360     116,261      107,023
  Product development,
    selling, administrative
    and miscellaneous
    expenses                9,692        8,919      18,345       17,854
  Interest expense          2,042       2,093        3,956        4,173
                       __________   __________  __________   __________
                           79,990       68,372     138,562      129,050
                       __________   __________  __________   __________

Earnings before
  income taxes              4,237        1,240       5,815        2,234

Income taxes                1,729          628       2,392        1,324
                       __________   __________  __________   __________

Net earnings           $    2,508   $      612  $    3,423   $      910


Weighted average number
  of common and common
  equivalent shares
  outstanding          10,353,305   10,234,574  10,345,443   10,234,574


Net earnings per share
  of common stock      $      .24   $      .06  $      .33   $      .09


Adjusted EBITDA (1)    $    7,849  $    4,964   $   12,900   $    9,333



(1) Earnings before interest expense, income taxes, depreciation, amortization, stock compensation and (gain) loss on sale of fixed assets.

                         BUCYRUS INTERNATIONAL, INC.
                  SUMMARY OF CONSOLIDATED BALANCE SHEETS
                              (In Thousands)


                                                 June 30,     December 31,
                                                   1997           1996
Assets

Current Assets:

  Cash and cash equivalents                      $ 11,350       $ 15,763
  Receivables                                      54,271         32,085
  Inventories                                      74,587         70,889
  Prepaid expenses and other current assets         5,091          2,504

    Total Current Assets                          145,299        121,241

Other Assets                                       15,575         15,627
Property, Plant and Equipment                      37,639         36,027

                                                 $198,513       $172,895


Liabilities and Common Shareholders' Investment

Current Liabilities:

  Accounts payable and accrued expenses          $ 41,712       $ 33,765
  Liabilities to customers on uncompleted
    contracts and warranties                        7,170          3,579
  Income taxes                                      2,042          1,469
  Short-term obligations                           10,788          3,186
  Current maturities of long-term debt                655            428

    Total Current Liabilities                      62,367         42,427

Long-Term Liabilities                              26,329         26,380
Long-Term Debt                                     68,750         66,627
Common Shareholders' Investment                    41,067         37,461

                                                 $198,513       $172,895